Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), including the attached Exhibits A and B, which are made a part hereof for all purposes, between RigNet, Inc. (“Company”) and Mark B. Slaughter (“Executive”) is effective as of February 20, 2012 (“Effective Date”). The Company and Executive agree as follows:

1. TERM AND POSITION: The Company agrees to employ Executive, and Executive agrees to be employed by the Company, in the Positions and for the Term stated on Exhibit A. During the Term of this Agreement, Executive shall devote his full time and undivided attention during business hours to the business and affairs of the Company, except for vacations, illness or incapacity; however, nothing in this Agreement shall preclude Executive from: (i) engaging in charitable and community activities, and (ii) managing his personal investments, provided that such activities in subparts (i) and (ii) do not materially interfere with the performance of his duties and responsibilities under this Agreement. The Board of Directors of the Company (“Board”) shall give Executive written notice of any such activities that it reasonably believes materially interfere with the performance of his duties hereunder and provide Executive with a reasonable period of time to correct such interference.

2. COMPENSATION: While Executive serves in the Positions set forth on Exhibit A, Executive’s annual base salary, as set forth on Exhibit A, shall be paid in accordance with the Company’s standard payroll practices for its executive officers. Executive’s compensation as an employee of the Company shall also include annual bonus opportunities and periodic long-term incentive awards, in cash and/or in Company stock, as determined appropriate from time to time by the Compensation Committee of the Board or the Board itself, and pursuant to the terms and conditions set forth in applicable plan documents.

3. BENEFITS: Executive shall be allowed to participate in all compensation and benefit plans and receive all perquisites that the Company makes available to its other similarly situated senior executives and also to participate in those employee benefit plans and programs that the Company makes available to the Company’s employees in general, subject to the terms and conditions of applicable plan documents. Nothing in this Agreement is to be construed to obligate the Company to institute, maintain, or refrain from changing, amending, or discontinuing any benefit program or plan, so long as such actions are similarly applicable to the covered executives or employees, as applicable.

4. INDEMNIFICATION: In any situation where under applicable law the Company has the power to indemnify, advance expenses to, and defend Executive in respect of, any claims, judgments, fines, settlements, loss, cost or expense (including attorneys’ fees) of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or in any other capacity in which he is acting or serving on behalf of or at the request of the Company (a “Claim”), the Company shall fully indemnify Executive to the maximum extent permitted by law and promptly on written request from Executive advance expenses (including attorneys’ fees) to Executive and defend Executive to the fullest extent permitted by law, unless Executive has been grossly negligent or willfully engaged in misconduct in the performance or nonperformance of his duties that is the basis for such Claim, which nonperformance shall include a failure of Executive to inform the Board of matters that could reasonably be expected, at such time, to be materially injurious financially to the Company. Further, Executive shall not be entitled to any indemnity or defense from the Company for any claims brought by Executive against the Company or for claims brought by the Company against Executive. This contractual indemnification of Executive by the Company hereunder shall not be deemed or construed as operating to impair any other obligation of the Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise or obligation of the Company under any statute, articles of incorporation, by-laws or otherwise.

5. D&O INSURANCE: The Company will obtain and maintain throughout the Term officer and director liability insurance covering Executive in an amount believed by the Board to be reasonable for the Company, given its size and activities, but in no event shall the coverage for Executive be less (in amount or scope) than the coverage provided for any other officer or director of the Company. Such insurance coverage shall continue as to Executive after he has ceased to be a director, officer or executive of the Company with respect to acts or omissions that occurred prior to such cessation. Insurance contemplated by this Section shall inure to the benefit of Executive, his heirs and the executors and administrators of his estate.

6. BUSINESS EXPENSES: The Company shall promptly pay all reasonable and properly documented business related expenses reasonably incurred by Executive in the performance of his duties under this Agreement.

7. TERMINATION OF EMPLOYMENT: The Company and Executive agree that either party may, upon at least 30 days written notice to the other, terminate Executive’s employment; provided, however, that Executive’s employment may be terminated by the Company for Cause only as provided below. Subject to Section 28, if applicable, as soon as practical, and not later than 30 days, following his termination date, the Company shall pay Executive (or, if applicable, Executive’s estate within 90 days of Executive’s death) (i) any earned but unpaid base salary, (ii) any accrued but unused vacation up to a maximum of four weeks, plus up to the maximum unused carry-over of vacation provided in the Company’s written vacation policy then in effect, and (iii) all reasonable, properly documented, and unreimbursed business expenses incurred by him prior to his termination.

8. SEVERANCE PAY AND BENEFITS: In addition to the termination payments in Section 7, the Company shall provide severance payments to Executive as provided in this Section 8 and, to the extent applicable, Section 9 below.

(a) Termination without Cause or Resignation for Good Reason. If the Company terminates Executive’s employment without Cause and other than for death or Disability, or Executive terminates his employment for Good Reason, the Company shall pay Executive a Cash Severance Amount and provide Executive with the severance benefits set forth in subparagraphs (i) through (v) below (collectively, the “Severance Pay”). The Severance Pay shall be subject to Section 22 and, to the extent applicable, Section 28.

(i) The Cash Severance Amount shall be the amount as provided in Exhibit A hereto. The Company shall pay the Cash Severance Amount to Executive in a lump sum by wire transfer on the first day of the seventh month following the termination date.

(ii) Provided Executive timely elects continued coverage under the Company’s group health plan pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“Code”) (“COBRA”), the Company shall pay on Executive’s behalf the full premium required for such continued coverage elected for his applicable COBRA period but not to exceed 18 months; provided, however, such COBRA premium shall be paid to Executive on a fully grossed-up after-tax basis, if necessary for Executive not to be subject to tax under Section 105 of the Code.

(iii) An amount equal to the annual bonus that would have been paid to Executive had he remained employed through the end of the calendar year in which his employment terminates, to be calculated based on the level of achievement of the Company’s financial targets under the Company’s Management Incentive Program (or any successor to such plan) (“MIP”) at the end of the calendar year, provided that (i) any such determination shall be made without application of any modifier that is based on individual performance, and (ii) such bonus amount achieved, if any, shall be prorated based on a fraction, the numerator of which is the number of days of Executive’s employment during the applicable calendar year and the denominator of which is 365. This prorated amount shall be paid during the immediately following calendar year, and not later than, when the MIP participants are paid.

(iv) If applicable, an amount equal to the unpaid annual bonus for the preceding calendar year that would have been paid to Executive had he remained employed through the date of the bonus payments under the MIP for the prior calendar year, which payment shall be made without application of any modifier that is based on individual performance. This amount shall be paid in the calendar year in which his employment terminates, and not later than, when the MIP participants are paid.

(v) During the 12- month period following Executive’s termination of employment, the Company shall provide Executive with outplacement services of Executive’s choosing, the cost of which shall not exceed $20,000.

(b) Termination Due to Death, Disability, Voluntary Resignation or by the Company for Cause. If Executive’s employment is terminated by the Company or Executive due to his Disability or by the Company for Cause, or Executive dies or voluntarily resigns his employment with the Company without Good Reason, then as soon as practical on or following his termination, the Company shall pay Executive or his estate, if applicable, the salary and benefits listed in Section 7 of this Agreement If Executive’s termination is due to his death or Disability, in addition to the termination payments in Section 7, Executive or his estate, if applicable, shall be entitled to only that Severance Pay provided under Section 8(a)(iii) and (iv), subject to Section 22 and, to the extent applicable, Section 28. If Executive’s employment is terminated by the Company for Cause or Executive voluntarily resigns from the Company without Good Reason, Executive shall not be entitled to Severance Pay.

(c) Definitions. The following are definitions of terms used in this and other sections of this Agreement.

(i) Cause. “Cause” means (i) Executive’s plea of guilty or nolo contendre, or conviction of a felony or a misdemeanor involving moral turpitude; (ii) any act by Executive of fraud or dishonesty with respect to any aspect of the Company’s business including, but not limited to, falsification of Company records; (iii) Executive’s intentional and continued failure to perform his duties (other than by reason of an illness or a disability); (iv) intentional engagement in misconduct by Executive that is materially injurious to the Company (monetarily or otherwise); (v) Executive’s breach of Sections 12 or 13 of this Agreement; (vi) commencement by Executive of employment with an unrelated employer; (vii) material violation by Executive of any Company written policies, including but not limited to any harassment and/or non-discrimination policies; (viii) Executive’s gross negligence in the performance of Executive’s duties; provided, however, Executive shall not be deemed to have been terminated for Cause under clauses (ii) through (viii) above unless the determination of whether Cause exists is made by a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board (excluding Executive, if a member) at a meeting of the Board that was called for the purpose of considering such termination (after 15 days’ notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board and, if reasonably possible, to cure the breach that is the alleged basis for Cause) finding that, in the good faith opinion of the Board, Executive was guilty of conduct constituting Cause and specifying the particulars thereof in detail.

(ii) Good Reason. “Good Reason” means (i) a material adverse change in Executive’s position, authority, duties or responsibilities, (ii) a reduction in Executive’s base salary or the taking of any action by the Company that would materially diminish the annual bonus opportunities of Executive from those provided to Executive immediately prior to the Effective Date, (iii) the relocation of the Company’s principal executive offices by more than 50 miles from where such offices are located on the Effective Date or Executive being based at any office other than the principal executive offices of the Company, except for travel reasonably required in the performance of Executive’s duties and reasonably consistent with Executive’s travel prior to the Effective Date, (iv) a material breach of this Agreement by the Company, or (v) the failure of a successor to the Company to assume the Agreement. Executive shall provide written notice of any such reduction, failure, change or breach upon which Executive intends to rely as the basis for a Good Reason resignation within 45 days of the occurrence of such reduction, failure, change or breach. The Company shall have 45 days following the receipt of such notice to remedy the condition constituting such reduction, change or breach and, if so remedied, any termination of Executive’s employment hereunder on the basis of the circumstances described in such notice shall not be considered a Good Reason resignation. If the Company does not remedy the condition that has been the subject of a notice as described in this paragraph within 45 days of the Company’s receipt of such notice, Executive must terminate his employment within 120 days following the occurrence of such condition in order for such termination to be considered for Good Reason for purposes of this Agreement.

(iii) Disability. “Disability” means Executive (i) is unable to perform substantially Executive’s duties with the Company with or without reasonable accommodation as a result of any physical or mental impairment that is reasonably expected to last for a continuous period of not less than 12 months, as supported by a written opinion by a physician selected by Executive, and (ii) is receiving long-term disability benefits under the Company’s insured long-term disability plan.

9. COMPANY EQUITY: The provisions of this Section 9 are in addition to any rights of Executive under Sections 7 and 8 and shall be deemed to be incorporated into each Company equity award agreement with Executive outstanding as of the Effective Date and shall control over any provision in such award agreement that is less favorable to Executive.

(a) If Executive terminates his employment for Good Reason or Executive’s employment is terminated by the Company for any reason other than Cause and such termination occurs within two years on or after the “change of control event,” as defined in the Treasury Regulations issued under Section 409A of the Code (a “Change of Control”), all Company stock options, restricted stock awards and any other Company equity-based awards of Executive automatically shall vest in full notwithstanding anything in any award agreement to the contrary and, as applicable, shall remain exercisable for the term specified in the applicable award agreement.

(b) If Executive’s employment with the Company ceases due to death or Disability, all Company stock options, restricted stock awards and any other Company equity-based awards of Executive automatically shall vest in full notwithstanding anything in any award agreement to the contrary and, as applicable, shall remain exercisable for the term specified in the applicable award agreement.

(c) If any award of Company stock option, restricted stock or any other Company equity-based award of Executive is not assumed or continued by the Company’s successor after a Change of Control, such award automatically shall vest and become exercisable and/or payable in full, as the case may be, on the date of the Change of Control.

10. NO OFFSET OR MITIGATION: Executive shall not be required to mitigate the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in this Agreement be reduced as the result of his employment by another employer or his self-employment, except that any welfare severance payments or welfare benefits that Executive is entitled to receive pursuant to a Company severance welfare benefit plan for employees in general shall reduce the amount of welfare severance payments and welfare benefits otherwise payable or to be provided to Executive under this Agreement, but only to the extent they are duplicative and such reduction complies with the requirements of Section 409A of the Code.

11. PROMISE TO PROVIDE CONFIDENTIAL INFORMATION AND TRADE SECRETS: In connection with his employment with the Company under this Agreement, the Company promises to provide Executive with valuable Confidential Information and Trade Secrets (defined below) regarding the Company and its clients and customers or other third parties, which is not generally known outside the Company and which gives the Company a competitive advantage. The Company also promises to provide Executive access to its clients and customers and to provide Executive the unique opportunity to develop business relationships with such clients and customers based on the Company’s long-standing relationship, reputation and goodwill with these clients and customers. Executive acknowledges that receipt of, and continuing access to, this Confidential Information and Trade Secrets regarding the Company and its clients and customers, and access to the Company’s clients and customers and the benefit of the Company’s long-standing relationships, reputation and goodwill with its clients and customers allows Executive a unique opportunity and advantage in developing business relationships with these clients and customers which he would not have otherwise had.

12. CONFIDENTIALITY:

(a) NON-DISCLOSURE. Executive recognizes and agrees that he will have access to confidential information of a special or unique value concerning the Company (“Confidential Information”). Confidential Information refers to any information, not generally known in the Business, which was obtained from the Company and its affiliates, or which was learned, discovered, developed, conceived, originated or prepared by Executive in the scope of his employment. Executive also recognizes that a portion of the business of the Company is dependent on trade secrets (“Trade Secrets”). Confidential Information and Trade Secrets include, but are not limited to, any information, whether tangible or intangible and in whatever medium, relating directly or indirectly to any proposed or existing business systems, strategies and models, proposed acquisitions, joint ventures or other strategic transactions, pricing strategies, technical data or know-how, finances, research, development, clients, customers, prospective clients and customers, contractual relationships, markets, marketing or business plans, manufacturing, personnel, products, services, formulas, inventions, processes, formulations, extracts, techniques, equipment, methods, designs, and drawings or engineering concepts of the Company and its affiliates, whether created, produced, manufactured, discovered, licensed, utilized, under development or otherwise obtained by the Company and its affiliates through contractual or other relationships, as well as all information generated by the Company and its affiliates that contains, reflects, or is derived from such information, which contains or otherwise reflects or is generated from such information and any other information which is identified as confidential by the Company. Executive acknowledges and agrees that the Confidential Information and Trade Secrets the Company is providing Executive under this Agreement is new Confidential Information and Trade Secrets to which Executive did not have access or knowledge of prior to signing this Agreement. The protection of this new Confidential Information and Trade Secrets, as well as past Confidential Information and Trade Secrets that became known to Executive during employment with the Company up to the Effective Date, against unauthorized disclosure or use is of critical importance to the Company. Accordingly, Executive agrees that he will maintain in confidence and shall not disclose or use, either during or after the Term of this Agreement, any past or new Confidential Information and Trade Secrets belonging to the Company and its affiliates, whether or not in written form, except to the extent required to perform his duties on behalf of the Company.

(b) RETURN OF INFORMATION. All data, records and other written material prepared or compiled by Executive, furnished directly or indirectly to Executive by the Company or its affiliates, or to which Executive may have access while in the employ of the Company, shall be the sole and exclusive property of the Company, and none of such data, documents or other information, or copies thereof, shall be retained by Executive upon termination of Executive’s employment. Executive shall deliver promptly to the Company at termination, or at any other time the Company may request, without retaining any copies, notes, or excerpts thereof, all memoranda, diaries, notes, records, plans, or other documents relating, directly or indirectly, to any Confidential Information and Trade Secrets made or compiled by, or delivered or made available to, or otherwise obtained by Executive.

(c) LEGAL OBLIGATION. In the event Executive is required by any court or legislative or administrative body (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any Confidential Information and Trade Secrets, Executive shall provide the Company with prompt notice of such requirement in order to afford the Company an opportunity to seek an appropriate protective order. If the Company is unable to obtain or does not seek such protective order and Executive is, in the opinion of counsel, compelled to disclose such Confidential Information and Trade Secrets, disclosure of such information shall not be deemed to be a violation of this Agreement.

13. RESTRICTIVE COVENANTS: As consideration for the provision of, and as an agreement ancillary to receipt of, new Confidential Information and Trade Secrets to Executive and the other undertakings in this Agreement, and for the specific purpose of enforcing the provisions of Section 12 hereof, and as a means to protect the Company’s goodwill, Executive hereby agrees to the following:

(a) NON-COMPETITION. To the maximum extent permitted by law, during the Term of this Agreement and for a period of two years after the termination of Executive’s employment for any reason, Executive agrees that, without the prior written consent of the Company, Executive shall not directly or indirectly, within the Geographic Area, whether as an owner, employee, officer, director, investor, independent contractor, consultant, or otherwise, in any job function or capacity, participate or engage in the Business, or work for or provide services to any person, partnership, entity, business, association, or corporation engaged or involved in the Business within the Geographic Area. The Geographic Area means the states of Texas, Louisiana (within the parishes listed in Exhibit B), Colorado, Wyoming, or any other state in the United States or any other country worldwide in which the Company engages in Business on, or has engaged in Business within two years before, the date of Executive’s termination from the Company. Business means providing Internet protocol-based voice, data and video networks and software application management services for offshore drilling companies, oil companies and oil-field service companies. Nothing in this Agreement prohibits Executive from owning a passive investment interest of less than 5% in a publicly traded company. Executive acknowledges that the foregoing non-competition covenant may restrict his ability to work for certain companies, but that he will receive sufficient monetary and other consideration from the Company hereunder to justify such restriction and that the restriction is reasonable. Executive acknowledges that he considers the restrictions contained in this Section 13 to be reasonable and necessary for providing consideration for his employment and for the purpose of preserving and protecting the valuable Confidential Information and Trade Secrets of the Company and its clients and customers, and the Company’s goodwill, reputation, and relationships with its clients and customers.

(b) NON-SOLICITATION OF EMPLOYEES. During the Term of this Agreement and for a period of two years after the termination of Executive’s employment for any reason, Executive shall not, for his own behalf or on behalf of any other person, partnership, entity, association, or corporation, (i) hire or seek to hire any employee of the Company, (ii) in any other manner attempt directly or indirectly to influence, induce, or encourage any such employee of the Company to leave such employment, or (iii) use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses, telephone numbers, e-mail addresses, or other personnel-related information regarding any such employees; provided, however, the foregoing shall not prohibit any general advertising.

(c) NON-SOLICITATION OF CUSTOMERS. During the Term of this Agreement and for a period of two years after the termination of Executive’s employment with the Company for any reason, Executive shall not, for his own behalf or on behalf of any other person, partnership, entity, association, or corporation, solicit, transact, or attempt to transact Business with any person, firm or other entity who is or was a customer of the Company and with whom Executive (i) directly or indirectly managed, or had knowledge of, business by the Company, (ii) had contact or transacted business on behalf of the Company, or (iii) was involved in, or had knowledge of, the Company actively investigating with a view to conducting business or actively pursuing a plan to conduct business, since the Effective Date of this Agreement or two years prior to the termination of his employment with the Company, whichever is shorter. Executive acknowledges that this restriction is necessary in order for the Company to preserve and protect its legitimate proprietary interest in its goodwill, client and customer lists, and other Confidential Information and Trade Secrets; provided, however, the foregoing shall not prohibit any general advertising that is not directed at customers of the Company.

14. WORK PRODUCT: Executive shall promptly and fully disclose to the Company all Work Product which Executive conceives, creates or develops during his employment with the Company, whether conceived or developed during regular working hours or otherwise and whether on Company premises or otherwise. All such Work Product shall be the exclusive property of the Company. Executive shall: (i) assist the Company in obtaining appropriate legal protection (including patent, trademark, and copyright protection) for the rights of the Company with respect to such Work Product, and (ii) execute all documents and do all things necessary to (a) obtain such legal protection, and (b) vest the Company with full and exclusive title thereof. All Work Product shall be considered, to the maximum extent possible, work made for hire by the Company within the meaning of Title 17 of the United States Code. To the extent the Company does not own such Work Product as a work made for hire, Executive hereby assigns to the Company all rights to such Work Product. “Work Product” means designs, writings, programs, software, technical data, specifications, know-how, processes, methods, business confidential information, inventions, discoveries, and works as well as the patents, copyrights, and other intellectual property and proprietary rights therein, conceived, created or developed by Executive on behalf of the Company reasonably related to the Company’s existing business, contemplated business, and reasonable expansions of such business. The term “works” means computer programs, software, writings, drawings, artwork and all works of authorship under the copyright laws of the United States.

15. SEVERABILITY AND REFORMATION: If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Executive or the Company under this Agreement would not be materially and adversely affected thereby, such provision shall be fully severable, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this

Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable provision in accordance with this Section 15.

16. WARRANTY AND INDEMNIFICATION: Executive warrants that he is not a party to any other restrictive agreement limiting his activities in his employment by the Company. Executive further warrants that at the time of the signing of this Agreement, Executive knows of no written or oral contract or of any other impediment that would inhibit or prohibit continued employment with the Company. Executive shall hold the Company harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contracts.

17. NON-DISPARAGEMENT: The parties shall refrain, both during and after the Term, from publishing any oral or written statements about each other (including with respect to the Company, its affiliates, or any of their respective officers, employees, agents, or representatives) that are disparaging, slanderous, libelous, or defamatory.

18. NOTICES: Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to 1880 South Dairy Ashford, Suite 300, Houston, Texas 77077 attention: General Counsel. Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

19. NO WAIVER: No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

20. INJUNCTIVE RELIEF: Executive acknowledges that the breach of any of the covenants contained in Sections 12 and 13 will give rise to injury to the Company. Accordingly, Executive agrees that the Company shall be entitled to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies, which may be available. Executive further acknowledges and agrees that the enforcement of a remedy hereunder by way of injunction shall not prevent Executive from earning a reasonable livelihood. Executive further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content. Nothing herein shall prevent either party from pursuing a legal and/or equitable action against the other party for any damages caused by such party’s breach of this Agreement.

21. ARBITRATION: Any dispute about the validity, interpretation, effect or alleged violation of this Agreement (an “arbitrable dispute”) must be submitted to confidential arbitration in Houston, Texas. Arbitration shall take place before an experienced employment arbitrator licensed to practice law in such state and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association. Arbitration shall be the exclusive remedy of any arbitrable dispute. The Company shall bear all fees, costs and expenses of arbitration, including those of Executive unless the arbitrator finds that Executive has acted in bad faith and provides otherwise with respect to the fees, costs and expenses of Executive; provided, however, in no event shall Executive be chargeable with the fees, costs and expenses of the Company or the arbitrator. Should any party to this Agreement pursue any arbitrable dispute by any method other than arbitration, the other party shall be entitled to recover from the party initiating the use of such method all damages, costs, expenses and attorneys’ fees incurred as a result of the use of such method. Notwithstanding anything herein to the contrary, nothing in this Agreement shall purport to waive or in any way limit the right of any party to seek to enforce any judgment or decision on an arbitrable dispute in a court of competent jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Houston, Texas, for the purposes of any proceeding arising out of this Agreement. However, this arbitration agreement shall not apply to any claim: (i) for workers’ compensation or unemployment benefits; or (ii) by Company for injunctive and/or other equitable relief for unfair competition and/or the use and/or unauthorized disclosure of Trade Secrets or Confidential Information, including but not limited to, matters described in Sections 12 and 13. With respect to matters referred to in the foregoing sub-paragraph (ii), the Company may seek and obtain injunctive relief in court, and then proceed with arbitration under this Agreement.

22. RELEASE AGREEMENT: Executive agrees that, as a condition to receiving the Severance Pay, Executive shall execute a general release agreement in a form provided by the Company (the “Release”), which shall include, without limitation, a waiver and release of all claims arising out of Executive’s service as an employee of the Company, its subsidiaries or any of their affiliates and the termination of such relationship. Such claims include all claims based on any federal, state or local statute, including without limitation the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, as amended, but excluding all vested benefits and rights Executive has under any employee benefit plans, and the Texas Commission on Human Rights Act. The Company will deliver the Release to Executive within seven days following Executive’s termination. In order for Executive to receive the Severance Pay, the Executive must deliver a properly executed copy of the Release within the particular time period specified therein, which shall be no later than 45 days following the delivery of the Release to Executive (such deadline, the “Release Deadline”), not revoke it, and any applicable revocation period set forth in the Release must have expired. Notwithstanding the foregoing, if Executive’s termination is due to death, or Executive dies after his termination date and before the expiration of the Release Deadline without having executed the Release, the Release Deadline shall be extended to the 90th day after the date of Executive’s death. The properly executed Release must actually be received by the Company, or its duly authorized representative, at the address specified by the Company by the Release Deadline to be considered timely. If Executive (or Executive’s estate) does not properly execute the Release by the Release Deadline, or effectively revokes the executed Release within the applicable revocation period set forth in the Release, Executive (or Executive’s estate) will receive only such compensation and benefits as are required by Section 7 and applicable law and will not be entitled to any Severance Pay.

23. GOVERNING LAW: This Agreement will be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of law principles.

24. SUCCESSORS:

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

25. ENTIRE AGREEMENT: This instrument contains the entire agreement of Executive and the Company with respect to the subject matter hereof and all promises, representations, understandings, arrangements, and prior and contemporaneous agreements (written or oral) between the parties with respect to the subject matter hereof, are terminated hereby, except that Executive’s obligations contained in Sections 11 through 16 of Executive’s August 15, 2007, Employment Agreement continue in effect.

26. SURVIVAL/SEVERABILITY/HEADINGS: It is the express intention and agreement of the parties that Sections 8 through 25, 27 and 28 of this Agreement shall survive the termination of the Term. In addition, all obligations of the Company to make payments under this Agreement shall survive any termination of this Agreement on the terms and conditions set forth in this Agreement. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. Article and section headings contained in this Agreement are provided for convenience and reference only, and do not define or affect the meaning, construction, or scope of any of the provisions of this Agreement.

27. TAX WITHHOLDING: The Company shall be entitled to withhold from any compensatory payments that it makes to Executive under this Agreement or otherwise all taxes required by applicable law to be withheld therefrom by the Company.

28. SECTION 409A COMPLIANCE:

(a) General Suspension of Payments. If Executive is a “specified employee,” as such term is defined within the meaning of Section 409A of the Code, any payments or benefits payable or provided as a result of Executive’s termination of employment that would otherwise be paid or provided prior to the first day of the seventh month following such termination (other than due to death) shall instead be paid or provided on the earliest of (i) the first day of the seventh month following Executive’s termination, (ii) the date of Executive’s death, or (iii) any date that otherwise complies with Code Section 409A. In the event that Executive is entitled to receive payments during the suspension period provided under this Section, Executive shall receive the accumulated benefits that would have been paid or provided under this Agreement within the suspension period on the earliest day that would be permitted under Section 409A of the Code. In the event of any such delay in payment, the deferred amount shall be paid in a lump sum and shall bear interest at the LIBOR rate in effect on his termination date until paid.

(b) Release Payments. In the event that Executive is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under Section 409A of the Code and Executive’s termination date and the Release Deadline (or the end of the revocation period, if any) fall in two separate calendar years, any payments required to be made to Executive (or Executive’s estate) in the earlier year that are treated as nonqualified deferred compensation for purposes of Code Section 409A shall be deferred and paid in the later calendar year. Any payments which are delayed under this provision shall be paid to Executive in a lump sum not later than the date of the Company’s first full payroll cycle after the Release Deadline (or the end of the revocation period, if any) and in any case not later than the end of the applicable month. Any payments that are deferred pursuant to this provision shall bear interest at the LIBOR rate in effect on his termination date until paid.

(c) Reimbursement Payments. The following rules shall apply to payments of any amounts under this Agreement that are treated as “reimbursement payments” under Section 409A of the Code: (i) the amount of expenses eligible for reimbursement in one calendar year shall not limit the available reimbursements for any other calendar year (other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code); (ii) Executive shall file a claim for all reimbursement payments not later than 30 days following the end of the calendar year during which the expenses were incurred; (iii) Company shall make such reimbursement payments within 30 days following the date Executive delivers written notice of the expenses to Company; and (iv) the Executive’s right to such reimbursement payments shall not be subject to liquidation or exchange for any other payment or benefit.

(d) Separation from Service. For purposes of this Agreement, any reference to “termination” of Executive’s employment shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code and no portion of the Severance Payments shall be paid to Executive prior to the date Executive incurs a separation from service under Section 409A(a)(2)(A)(i).

(e) General. Notwithstanding any provisions of this Agreement relating to the timing of any benefits or payments, to the extent required to comply with applicable law, including Section 409A of the Code, or to prevent the imposition of any excise taxes or penalties on Company or Executive, the commencement of payment or provision of any payment or benefit shall be deferred to the minimum extent necessary so as to comply with any such law or to avoid the imposition of any such excise tax or penalty.

(f) Death. If Executive dies after his termination of employment but before all payments due under this Agreement have been made, such payments shall be made to Executive’s estate.

29. LEGAL FEES: The Company shall reimburse Executive for his reasonable legal fees incurred in advising him with respect to review of this Agreement before signing.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement n multiple originals to be effective for all purposes as of the Effective Date.

RIGNET, INC.	“EXECUTIVE”

/s/ MARTY JIMMERSON	/s/ MARK B. SLAUGHTER
Marty Jimmerson This February 20, 2012	Mark B. Slaughter This February 20, 2012

Exhibit A

to Employment Agreement

between RigNet, Inc.

and the Executive Named Below

September 30,
Name:	Mark B. Slaughter

Position:	Chief Executive Officer and President

Reporting:

Executive shall report solely to the Board of Directors of the Company. All other employees shall report to Executive, except: (1) the Chief Financial Officer and the General Counsel, both of whom shall, in addition to reporting to Executive, also report to the Audit Committee of the Board; and (2) the Director of Internal Audit and the Internal Audit Department, which shall report directly to the Audit Committee of the Board, with only an administrative reporting line to Executive.

Term:	The Term of the Agreement shall continue until the termination of Executive’s employment for any reason.

Annual Base Salary:	$330,000.00. Executive’s base salary may be increased from time to time, but as increased may not be thereafter decreased.

Annual Bonus:

Commencing on the first day of each calendar year of the Company (each calendar year being a “Bonus Period”), Executive shall participate in the Company’s annual bonus program (Management Incentive Program or “MIP”) for such Bonus Period, subject to the MIP’s terms. Executive’s target bonus potential for a Bonus Period shall not be less than 100% of his annual base salary. The Company shall pay Executive his bonus amount, if any, for a Bonus Period within four months of the end of such Bonus Period.

Equity Grants:

Executive shall be eligible to receive periodic equity grants under the terms of the Company’s long-term incentive plan with a value, to be determined in the sole discretion of the Company’s Board of Directors or its Compensation Committee, as applicable, ranging from 0% to 200% of Executive’s Annual Base Salary.

Cash Severance Amount:	Two times the sum of (i) the amount of Executive’s target bonus for the Bonus Period in which his termination date occurs and (ii) Executive’s then annual base salary.

A-1

September 30,

Parachute Tax Gross-Up:

In the event it shall be determined that any payment to Executive, whether under this Agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such tax (such tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), the Company shall pay Executive a “Gross-Up Payment” in an amount such that after payment by Executive of all taxes imposed upon the Gross-Up Payment, including, without limitation, any additional Excise Tax on the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the initial Excise Tax. Such Gross-Up Payment shall be paid no later than the time Executive is required to pay the Excise Tax.

A-2

Exhibit B

to Employment Agreement

between RigNet, Inc.

and the Executive Named in Exhibit A

The following parishes in Louisiana are included in the Geographic Area applicable to the non-competition provision in Section 13(a).

Acadia

Allen

Ascension

Assumption

Avoyelles

Beauregard

Bienville

Bossier

Caddo

Calcasieu

Caldwell

Cameron

Catahoula

Claiborne

Concordia

DeSoto

East Baton Rouge

East Carroll

East Feliciana

Evangeline

Franklin

Grant

Iberia

Iberville

Jackson

Jefferson

Jefferson Davis

Lafayette

Lafourche

B-1

LaSalle

Lincoln

Livingston

Madison

Morehouse

Natchitoches

Orleans

Ouachita

Plaquemines

Pointe Coupee

Rapides

Red River

Richland

Sabine

St. Bernard

St. Charles

St. Helena

St. James

St. John

St. Landry

St. Martin

St. Mary

St. Tammany

Tangipahoa

Tensas

Terrebonne

Union

Vermilion

Vernon

Washington

Webster

West Baton Rouge

West Carroll

West Feliciana

Winn

B-2